Exhibit 99.1

PRESS RELEASE

InfoSonics Announces $3.7 Million Public Offering

Funding to Continue its Apple® Premier Partner Store Expansion

under the OneClick® Brand

MIAMI, June 6, 2018 – InfoSonics Corporation (“InfoSonics” or the “Company”) (NASDAQ: IFON) today announced that it has closed a public offering of securities to new and existing investors wherein it raised aggregate proceeds of approximately $3.7 million.  The Company sold approximately 1,183,000 units at an offering price of $3.14 per unit.  Each unit was comprised of (i) one share of common stock or 0% Series A Preferred stock of the Company and (ii) and a warrant to purchase one share of common stock of the Company with an exercise price of $3.02 per share. The warrants are exercisable beginning six months after issuance and expire three years from the date of issuance.  Each share of preferred stock is convertible into common stock on a one-for-one basis.

The offer and sale of the shares of common stock and shares underlying the convertible preferred stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-204469), which was declared effective by the United States Securities and Exchange Commission ("SEC") on June 5, 2015. The convertible preferred stock, the warrants and shares issuable upon exercise of the warrants were offered in a concurrent private placement pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and Regulation D promulgated thereunder.

Commenting on the fundraising, Mauricio Diaz, Chief Executive Officer of InfoSonics stated: “We intend to use the proceeds from this offering to fund the growth of our OneClick® retail stores, primarily for inventory and other working capital.  After our merger with Cooltech Holdings Corp. on March 12, 2018, we are now working to optimize inventory levels at our existing stores to increase sales and profitability.  We currently operate 3 stores in Miami, Florida, with a 4th store under construction in Orlando and plans for expansion into other Florida markets.  In Argentina we currently operate 6 stores, including our newest store opened in Buenos Aires, with plans to open 7 new stores across Argentina in the next year.”

Commenting further, Diaz added: “Apple® has announced a focus on expansion in Latin America, and we are working with Apple® to be an integral part of that expansion.  In addition, upon Apple®’s approval, we hope to expand into other U.S. markets, as well as into Canada in the next year.  We are working now to deleverage our balance sheet to position ourselves for growth both organically and through acquisition, with a focus on our longer-term goal to become the largest authorized reseller of Apple® products and services in the Americas.”

About InfoSonics Corporation

InfoSonics is a Miami-based company comprised of OneClick®, a chain of retail stores and an authorized reseller under the Apple® Premier Partner, APR (Apple® Premium Reseller) and AAR MB (Apple® Authorized Reseller Mono-Brand) programs; Icon Networks, an authorized distributor to the OneClick® stores and other resellers of Apple® products and other high-profile consumer electronic brands; and verykool®, a brand of wireless handsets, tablets and related products the Company sells to carriers, distributors and retailers in Latin America. Additional information can be found on its websites at www.infosonics.com, www.cooltech.co/site/, www.oneclickstore.com and www.verykool.net.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, including those related to expansion of our stores in various geographic regions, optimization of inventory levels, increases in sales and profitability, deleveraging our balance sheet, acquisitions, and continuation of our license agreements with Apple®, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties, such as Apple®. These factors include, but are not limited to, risks arising from prevailing market conditions and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which can be reviewed at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Apple® is the registered trademark of Apple Inc.

Contact:

Vernon A. LoForti
vern.loforti@infosonics.com
858-373-1675

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